Exhibit 99

For immediate release:                  Contact: Andy McCormick
January 22, 2003                                   212-573-1226


PFIZER ANNOUNCES STRONG FOURTH-QUARTER AND FULL-YEAR 2002 RESULTS
                 FORESEES STRONG PERFORMANCE IN 2003
                                   ---
Fourth-Quarter Revenues Grew 14 Percent to $9.333 Billion,
Full-Year Revenues Increased 12 Percent to $32.373 Billion
                                           ---
Reported Fourth-Quarter Diluted EPS Increased 53 Percent to $.46, Reported Full-Year Diluted EPS Up 20 Percent to $1.46
                                   ---
Fourth-Quarter Diluted EPS, Excluding Certain Significant Items, Merger-Related Costs, and Cumulative Effect of Change in Accounting Principle,
                        Grew 45 Percent to $.48;
       Full-Year Diluted EPS Up 21 Percent to $1.59, on Same Basis
                                            ---
Implementation Planning for Pharmacia Acquisition Largely Complete, Closing Still Expected During First Quarter of 2003


Note: Pfizer has sold the Tetra fish-care-products business, has announced the sale of the Adams confectionery-products business and the Schick-Wilkinson Sword shaving-products business, and has made decisions to divest the FemHRT, Loestrin, and Estrostep women's health product lines. The following fourth-quarter and full-year results reflect these businesses and product lines as discontinued operations. As a result, all revenues and expenses of these businesses and products have been eliminated from income from continuing operations before cumulative effect of a change in accounting principle in Pfizer's consolidated statement of income and are reflected as discontinued operations -- net of tax for both 2002 and 2001.

NEW YORK, January 22 -- Pfizer Inc today reported (under generally accepted accounting principles) that fourth-quarter revenues grew 14 percent to $9.333 billion. Reported net income in the fourth quarter increased 46 percent to $2.856 billion, and reported diluted earnings per share (EPS) grew 53 percent to $.46.

For the full year, revenues grew 12 percent to $32.373 billion. Full-year reported net income grew 17 percent to $9.126 billion, and reported diluted EPS increased 20 percent to $1.46.

Fourth-quarter net income, excluding certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle, increased by 40 percent to $2.943 billion. Diluted EPS, on the same basis, increased by 45 percent to $.48. Full-year 2002 net income, on the same basis, was up 19 percent to $9.913 billion. Diluted EPS, on the same basis, rose by 21 percent to $1.59.

Pfizer management believes that investors' understanding of the performance of the Company is enhanced by disclosing net income and diluted EPS excluding costs related to merger activities; the impacts of the Cumulative Effect of a Change in Accounting Principle; gains or losses on the sale of businesses, product lines, and equity investments; co-promotion charges; and other items. Pfizer lists these items in the attached financial schedule titled Income Before Accounting Change Excluding Certain Significant Items and Merger-Related Costs and reconciles this measure to net income determined according to generally accepted accounting principles.

"By every measure, 2002 was another outstanding year for Pfizer," said Hank McKinnell, chairman and chief executive officer. "Thanks to the hard work and talent of the people of Pfizer, we achieved double-digit revenue growth, and even stronger earnings growth, while continuing to fund the world's largest private discovery and development efforts seeking new and better prescription medicines.

"We met the needs of millions of patients around the world as we marketed eight of the world's 30 largest-selling medicines, and four of the top 10. On a stand-alone basis, we are exceptionally well positioned to maintain our strong momentum in 2003 and beyond. The acquisition of Pharmacia will give us an even stronger global platform for discovering, developing, manufacturing, and marketing innovative medicines and consumer products."

Revenue growth was led by the Company's human pharmaceutical operations, which achieved fourth-quarter revenues of $8.253 billion (up 15 percent) and full-year revenues of $28.288 billion (up 12 percent).

Karen Katen, executive vice president of the Company and president of Pfizer Pharmaceuticals Group, stated, "For the year, ten products that Pfizer markets or co-promotes achieved sales of over $1 billion. Each of these billion-dollar medicines -- Lipitor, Norvasc, Zoloft, Neurontin, Viagra, Zithromax, Celebrex, Zyrtec, Diflucan, and Aricept -- are among the leaders in their individual therapeutic categories. These products represented 85 percent of Pfizer's human pharmaceutical revenues and grew 15 percent in 2002 in the aggregate.

"The performance of our pharmaceutical business was also geographically balanced. The U.S., Japan, Germany, the U.K., Spain, and Canada all delivered double-digit revenue growth for the year. In each of these markets, and in most markets around the world, new prescription growth for our major products continued to outpace the growth of their individual therapeutic categories. For example, in the U.S., new prescriptions for Norvasc, the COX-2 franchise, and Zyrtec all grew at rates at least double those of their respective categories.

"Our success is due in large part to our ability to establish strong, differentiated competitive positions for our in-line and recently launched products through ongoing clinical innovation and development programs, best-in-class medical marketing support, and industry-leading sales efforts. The performance of Lipitor, Zoloft, Geodon, Zithromax, Zyrtec, and Neurontin in markets around the world was enhanced in 2002 by the addition of significant new labeling, indications, or dosage forms."

Product performance, licensing, and regulatory highlights during the fourth quarter include the following:

---   In November, Zyrtec achieved $1 billion in annual Pfizer revenues.
Zyrtec new prescriptions in the U.S. grew 23 percent in December over the prior year, versus a 7 percent decline in the total market, according to audited prescription data. After its recent FDA approval for enhanced pediatric labeling, Zyrtec is now the only antihistamine approved in the U.S. for use in infants as young as six months.

---   In December, Pfizer received approval from the FDA to market Relpax for the acute treatment of migraine. Pfizer plans to launch Relpax in the U.S. in the first quarter of 2003.

---   Lipitor, the world's leading cholesterol-lowering medicine and the largest-selling pharmaceutical of any kind, achieved full-year sales of $7.972 billion, an industry record. In November, Lipitor received FDA approval for the treatment of familial hypercholesterolemia in children 10 to 17 years of age.

---   In November, Zoloft received an approvable letter from the FDA for social anxiety disorder, with labeling for both acute and long-term manifestations of this disorder. Among selective serotonin reuptake inhibitors, Zoloft is approved in the U.S. for the most indications across mood and anxiety disorders.

---   Pfizer and Neurocrine Biosciences, Inc., announced in December a global agreement for the exclusive worldwide development and commercialization of indiplon, Neurocrine's Phase III compound for the treatment of insomnia.

---   In December, Pfizer and Eyetech Pharmaceuticals, Inc., announced an agreement to jointly develop and commercialize Eyetech's Macugen, a potential treatment for the wet form of age-related macular degeneration and diabetic macular edema, both leading causes of blindness.

---   In December, the results of the landmark Antihypertensive and Lipid
Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) further demonstrated Norvasc's efficacy and safety. Results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over 65.

---   In the EVIDENCE clinical trial, published in the journal Neurology, the multiple sclerosis (MS) therapy Rebif was shown to be more effective than Avonex in reducing relapses and active brain lesions in patients with relapsing remitting MS over 24 and 48 weeks of treatment. Pfizer co-promotes Rebif with its discoverer, Serono, in the U.S.

---   Celebrex and Bextra, Pfizer and Pharmacia's COX-2-specific inhibitors, accounted for 25 percent of audited monthly new prescriptions among U.S. non-steroidal anti-inflammatory drugs in December. Study results presented at the annual meeting of the American College of Rheumatology in October confirmed Bextra's improved gastrointestinal and cardiovascular safety profiles. Pharmacia and Yamanouchi jointly submitted a regulatory filing for Celebrex in Japan in December 2002.

Pfizer is in the process of rolling out six new products in the U.S. and/or the European Union: Vfend, Geodon, Bextra (discovered and developed by Pharmacia), Spiriva (discovered and developed by Boehringer Ingelheim), Relpax, and Rebif (discovered and developed by Serono).

The Company expects to complete regulatory filings in 2003 for Lipitor/Norvasc dual therapy and for pregabalin in neuropathic pain, epilepsy, and generalized anxiety disorder. Advanced-stage clinical studies are continuing for several agents, including indiplon for insomnia; Macugen for macular degeneration; capravirine for HIV/AIDS; lasofoxifene for osteoporosis and other indications; CP-526,555 for smoking cessation; and Exubera, an inhalable form of insulin under co-development, co-manufacture, and co-marketing with Aventis, with the participation of Nektar Therapeutics (formerly known as Inhale Therapeutic Systems).

Pfizer's flow of new human pharmaceutical products is supported by an R&D pipeline that -- on a stand-alone basis -- currently contains 60 new product enhancements plus 101 new molecular entities in development, for a total of 161 ongoing projects. The Pharmacia acquisition will augment that pipeline's breadth and depth.

Animal Health sales in the fourth quarter increased 8 percent to $325 million, compared to the same period in 2001. This performance was led by the strong growth of our companion-animal products Revolution, Clavamox, and Synulox and of our livestock medicine RespiSure/Stellamune. Full-year Animal Health sales increased 10 percent to $1.119 billion.

Sales of Pfizer's Consumer Healthcare (CHC) business grew 2 percent to $637 million in the fourth quarter. The rate of growth in the quarter was negatively impacted by initial trade stocking of Listerine PocketPaks in the prior year. Visine eye-care products and the Lubriderm skin-care lines both delivered double-digit growth during the quarter. Full-year CHC sales increased 7 percent to $2.530 billion.

David Shedlarz, executive vice president and chief financial officer of the Company, said, "We sold, or are in the process of selling, several businesses (Tetra, Adams, Schick-Wilkinson Sword, and certain women's health product lines) that do not fit Pfizer's strategic goals. We expect to consummate these remaining divestitures in the first half of 2003. Due to the partial-year loss of contribution of these businesses to Pfizer's consolidated results -- in part offset by interest income on the proceeds from their sale -- we now forecast 2003 diluted EPS, excluding certain significant items and merger-related costs, for Pfizer on a stand-alone basis of approximately $1.80.

"Pfizer does not forecast reported 2003 diluted EPS in large part because the exact timing of the Pharmacia acquisition and the exact terms of Pfizer's divestitures have not yet been determined.

"We continue to expect the Pharmacia acquisition will provide substantial benefits, including operational risk reduction and top- and bottom-line growth opportunities," Mr. Shedlarz stated. "Approved by the shareholders of both companies in early December, the acquisition is now awaiting clearance by U.S. and European regulatory authorities, with closing expected during the first quarter of 2003. We will provide an update of Pfizer's financial projections including Pharmacia soon after the transaction closes, incorporating Pharmacia's operating contribution, the level of cost synergies, and other factors."

Dr. McKinnell concluded, "Pfizer enters 2003 with our business fundamentals in excellent shape. As we look forward, we are optimistic about the prospects for legislative progress that would provide modernized Medicare benefits, including a prescription medicine benefit for older Americans. Pfizer will continue to expand our efforts -- on a global basis -- to provide our medicines to those in need through programs that include the Pfizer for Living Share Card and global HIV/AIDS initiatives.

"With the integration of Pharmacia this year, Pfizer will continue to make progress toward meeting our mission of becoming the world's most valued company to patients, customers, colleagues, investors, business partners, and the communities where we work and live."

For additional details, please see the attached financial schedules, product revenue tables, and Supplemental Information.

DISCLOSURE NOTICE: The information contained in this document is as of January 22, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation affecting pharmaceutical pricing and reimbursement, including Medicaid and Medicare; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expense, settlement costs, and the risk of an adverse decision related to product liability, patent protection, and other lawsuits; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to obtain the anticipated results and synergies from our announced proposed acquisition of Pharmacia and the increased uncertainty created by the integration of the two businesses, as well as our sale of the Tetra business, our proposed sale of the Adams and Schick-Wilkinson Sword businesses, and the timing and success of the sale of the women's health product lines. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in its periodic reports on Forms 10-Q and 8-K (if any).







                        PFIZER INC AND SUBSIDIARY COMPANIES
                     CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)


    (millions of dollars, except per share data)


                               Fourth Quarter % Incr./    Full Year  % Incr./
                                2002    2001  (Decr.)*   2002   2001 (Decr.)*

    Revenues                   $9,333  $8,180    14   $32,373 $29,024    12

    Costs and expenses:
     Cost of sales              1,178   1,136     4     4,045   3,823     6
     Selling, informational
      and administrative exps.  2,982   2,815     6    10,846   9,717    12
     Research and development
      expenses                  1,511   1,490     1     5,176   4,776     8
     Merger-related costs         243     242     1       630     819   (23)
     Other (income)/
      deductions--net             (44)    (50)  (11)     (120)    (95)   27

    Income from continuing
     operations before
     provision for taxes on
     income, minority
     interests and cumulative
     effect of a change in
     accounting principle       3,463   2,547    36    11,796   9,984    18

    Provision for taxes on
     income                       751     611    23     2,609   2,433     7

    Minority interests              5       2   119         6      14   (56)

    Income from continuing
     operations before
     cumulative effect of a
     change in accounting
     principle                  2,707   1,934    40     9,181   7,537    22

    Discontinued operations:
     Income from operations
      of discontinued
      businesses--net of tax       72      22   231       278     251    11
     Gain on sale of
      discontinued
      business--net of tax         77      --    **        77      --    **

    Discontinued
     operations--net of tax       149      22   584       355     251    41

    Income before cumulative
     effect of a change in
     accounting principle       2,856   1,956    46     9,536   7,788    22

    Cumulative effect of a
     change in accounting
     principle--net of tax         --      --    --      (410)     --    **

    Net income                 $2,856  $1,956    46   $ 9,126 $ 7,788    17

    Earnings per common
     share--Basic:
      Income from continuing
       operations before
       cumulative effect of a
       change in accounting
       principle               $  .43  $  .32    34   $  1.49 $  1.21    23
      Discontinued operations:
       Income from operations
        of discontinued
        businesses--net of tax    .02      --    **       .05     .04    25
       Gain on sale of
        discontinued
        business--net of tax      .01      --    **       .01      --    **
      Discontinued
       operations--net of tax     .03      --    **       .06     .04    50
      Income before cumulative
       effect of a change in
       accounting principle       .46     .32    44      1.55    1.25    24
      Cumulative effect of a
       change in accounting
       principle--net of tax       --      --    --      (.07)     --    **
      Net income               $  .46  $  .32    44   $  1.48 $  1.25    18


     Earnings per common
      share--Diluted:
       Income from continuing
        operations before
        cumulative effect of a
        change in accounting
        principle               $  .43  $  .30    43   $  1.47 $  1.18    25
       Discontinued operations:
        Income from operations
         of discontinued
         businesses--net of tax    .02      --    **       .05     .04    25
        Gain on sale of
         discontinued
         business--net of tax      .01      --    **       .01      --    **
       Discontinued
        operations--net of tax     .03      --    **       .06     .04    50
       Income before cumulative
        effect of a change in
        accounting principle       .46     .30    53      1.53    1.22    25
       Cumulative effect of a
        change in accounting
        principle--net of tax       --      --    --      (.07)     --    **
       Net income               $  .46  $  .30    53   $  1.46 $  1.22    20

    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.
  1. The above financial statement presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.

  2. In December 2002, we sold the Tetra aquarium and pond supplies business for $238.5 million. We recognized a gain on the sale of Tetra of $76.7 million (net of tax) in the fourth quarter and full year 2002. In December 2002, we also entered into an agreement to sell the Adams confectionery business. In January 2003, we entered into an agreement to sell the Schick-Wilkinson Sword shaving business. Additionally, we intend to sell the FemHRT, Loestrin and Estrostep women's health product lines. We expect to complete these divestitures in 2003. The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

  3. On January 1, 2002, we adopted the provisions of the Emerging Issues Task Force (EITF) Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products - codified within EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer, which requires the cost of certain vendor consideration to be classified as a reduction of revenue rather than as a marketing expense. As a result, we restated the fourth quarter and full year 2001 financial statement to reclassify certain marketing expenses from Selling, informational and administrative expenses to Revenues. These reclassifications have no effect on net income.

  4. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) in the full year 2002 with $536 million for the impairment provisions related to goodwill in our Animal Health business and $29 million for the impairment provisions related to identifiable intangible assets in our Consumer Products segment ($25 million) and Pharmaceuticals segment ($4 million). These charges are recorded as a cumulative effect of a change in accounting principle as of the beginning of 2002.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                         INCOME BEFORE ACCOUNTING CHANGE
           EXCLUDING CERTAIN SIGNIFICANT ITEMS AND MERGER-RELATED COSTS
                                   (UNAUDITED)


    (millions of dollars, except per share data)


                               Fourth Quarter % Incr./    Full Year  % Incr./
                                2002    2001  (Decr.)*   2002   2001 (Decr.)*

    Income before cumulative
     effect of a change in
     accounting principle,
     as reported under
     generally accepted
     accounting principles     $2,856  $1,956    46   $ 9,536 $ 7,788   22

    Certain significant items
     and merger-related costs      87     152   (43)      377     563  (33)

    Income before cumulative
     effect of a change in
     accounting principle,
     excluding certain
     significant items and
     merger-related costs      $2,943  $2,108    40   $ 9,913 $ 8,351   19

    Diluted earnings per
     common share before
     cumulative effect
     of a change in
     accounting principle,
     as reported under
     generally accepted
     accounting principles     $  .46  $  .30    53   $  1.53 $  1.22   25

    Certain significant items
     and merger-related costs     .02     .03   (33)      .06     .09  (33)

    Diluted earnings per
     common share before
     cumulative effect
     of a change in
     accounting principle,
     excluding certain
     significant items and
     merger-related costs      $  .48  $  .33    45   $  1.59 $  1.31   21


  1. The above financial information presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.

  2. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) in the full year 2002 with $536 million for the impairment provisions related to goodwill in our Animal Health business and $29 million for the impairment provisions related to identifiable intangible assets in our Consumer Products segment ($25 million) and Pharmaceuticals segment ($4 million). These charges are recorded as a cumulative effect of a change in accounting principle as of the beginning of 2002.

  3. Income and diluted earnings per common share before cumulative effect of a change in accounting principle as shown above exclude the following items:


       (millions of dollars)                     Fourth Quarter     Full Year
                                                  2002    2001     2002  2001

       Significant items, pre-tax:
        Gain on sale of discontinued business+    $(117)   $ --  $(117) $ --
        Warner-Lambert merger-related costs of
         discontinued businesses+                     3       8      6    20
        Harmonization of accounting methodology++    --      --     --  (175)
        Gains on sales of product lines+++          (14)     --    (34)  --
        Gains on sales of research-related
         equity investments+++                       --      --      --  (17)
        Charges to write-down equity investments+++  17      --     45    --
        Asset impairment charges+++                  18      --     18    --
        Co-promotion charges+++                      --      --     32   206
        Various litigation matters*                  --      --     25    --
          Total significant items                   (93)      8    (25)   34
       Merger-related costs, pre-tax:
        Integration costs--Warner-Lambert            69     133     345   456
        Pre-integration costs--Pharmacia             97      --      98    --
        Restructuring charges--Warner-Lambert        77     109     187   363
          Total merger-related costs                243     242     630   819
       Total significant items and merger-related
        costs, pre-tax                              150     250     605   853
       Provision for taxes on income                 63      98     228   290
       Total significant items and merger-related
        costs, after-tax                          $  87    $152   $ 377  $563

       +   Included in Discontinued operations--net of tax.
       ++ Represents the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals included in Revenues.
       +++ Included in Other (income)/deductions--net.
       * $15 million included in Other (income)/deductions--net and $10 million in Selling, informational and administrative expenses.


                                    PFIZER INC
                             SEGMENT/PRODUCT REVENUES
                               FOURTH QUARTER 2002
                                   (UNAUDITED)
                              (millions of dollars)


                                            QUARTER-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2002    2001  Chg    2002   2001  Chg    2002   2001  Chg
    TOTAL
     REVENUES      9,333   8,180   14   6,042  5,281   14   3,291  2,899   14

    PHARMA-
     CEUTICALS     8,696   7,557   15   5,626  4,855   16   3,070  2,702   14

    TOTAL HUMAN
     PHARMA-
     CEUTICALS     8,253   7,152   15   5,451  4,696   16   2,802  2,456   14

    -CARDIOVASCULAR
     DISEASES      3,811   3,261   17   2,235  1,915   17   1,576  1,346   17
      LIPITOR      2,317   1,883   23   1,536  1,275   20     781    608   28
      NORVASC      1,066     962   11     507    459   11     559    503   11
      CARDURA        136     149   (9)      6     14  (58)    130    135  (4)
      ACCUPRIL/
       ACCURETIC     191     166   15     124    108   15      67     58   14

    -INFECTIOUS
     DISEASES      1,166   1,114    5     799    752    6     367    362    1
      ZITHROMAX      587     560    5     484    451    7     103    109  (5)
      DIFLUCAN       318     292    9     183    165   11     135    127    6
      VIRACEPT        85      87   (2)     85     87   (2)      0      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     1,670   1,320   27   1,345  1,066   26     325    254   27
      ZOLOFT         775     646   20     636    526   21     139    120   17
      NEURONTIN      676     498   36     575    427   35     101     71   44
      GEODON          79      39  103      74     38   96       5      1  286
      ARICEPT*        56      47   17       0      0   --      56     47   17

    -DIABETES         91      80   14      84     73   15       7      7   --
      GLUCOTROL XL    87      74   17      81     70   17       6      4   26

    -ARTHRITIS       103      93   10       1      1  (30)    102     92   11
      CELEBREX**      31      21   48       0      0   --      31     21   48

    -ALLERGY         314     293    7     314    293    7       0      0   --
      ZYRTEC         314     292    7     314    292    7       0      0   --

    -VIAGRA          491     415   18     285    251   14     206    164   26

    -ALLIANCE
     REVENUE
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       and Rebif)    475     411   16     386    343   13      89     68   30

    CAPSUGEL         118     104   14      44     41    8      74     63   17

    ANIMAL HEALTH    325     301    8     131    118   11     194    183    6

    CONSUMER
     PRODUCTS        637     623    2     416    426   (2)    221    197   12

    -CONSUMER
     HEALTHCARE
     PRODUCTS        637     623    2     416    426   (2)    221    197   12


    *  - Represents direct sales under license agreement with Eisai Co., Ltd.

    ** - Represents direct sales under license agreement with Pharmacia
         Corporation.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


                                     PFIZER INC
                             SEGMENT/PRODUCT REVENUES
                                   FULL YEAR 2002
                                    (UNAUDITED)
                              (millions of dollars)


                                           YEAR-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2002    2001  Chg    2002   2001  Chg    2002   2001  Chg
    TOTAL
     REVENUES     32,373  29,024   12  20,762 18,629   11  11,611 10,395   12

    PHARMA-
     CEUTICALS    29,843  26,670   12  18,982 16,974   12  10,861  9,696   12

    TOTAL HUMAN
     PHARMA-
     CEUTICALS    28,288  25,240   12  18,301 16,349   12   9,987  8,891   12

    HARMONIZATION
     OF ACCOUNTING
     METHODOLOGY+      0     175   --       0    175   --       0      0   --

    TOTAL HUMAN
     PHARMA-
     CEUTICALS
     EXCLUDING
     HARMONIZATION
     OF ACCOUNTING
     METHODOLOGY  28,288  25,065   13  18,301 16,174   13   9,987  8,891   12

    -CARDIOVASCULAR
     DISEASES     13,348  11,586   15   7,747  6,757   15   5,601  4,829   16
      LIPITOR      7,972   6,448   24   5,336  4,423   21   2,636  2,025   30
      NORVASC      3,846   3,581    7   1,776  1,667    7   2,070  1,914    8
      CARDURA        531     551   (4)     21     50  (58)    510    501    2
      ACCUPRIL/
       ACCURETIC     668     604   11     430    375   15     238    229    4

    -INFECTIOUS
     DISEASES      3,615   3,638   (1)  2,262  2,283   (1)  1,353  1,355   --
      ZITHROMAX    1,516   1,506    1   1,147  1,137    1     369    369   --
      DIFLUCAN     1,112   1,066    4     610    576    6     502    490    3
      VIRACEPT       336     364   (8)    336    364   (8)      0      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     5,726   4,740   21   4,599  3,839   20   1,127    901   25
      ZOLOFT       2,742   2,365   16   2,245  1,929   16     497    436   14
      NEURONTIN    2,269   1,751   30   1,935  1,510   28     334    241   39
      GEODON         222     150   49     210    146   44      12      4  234
      ARICEPT*       203     157   29       0      0   --     203    157   29

    -DIABETES        316     308    2     284    276    3      32     32  (2)
      GLUCOTROL XL   297     283    5     277    266    4      20     17   17

    -ARTHRITIS       363     365   (1)      3      6  (46)    360    359   --
      CELEBREX**     100      76   31       0      0   --     100     76   31

    -ALLERGY       1,116     993   12   1,115    993   12       1      0   --
      ZYRTEC       1,115     990   13   1,115    990   13       0      0   --

    -VIAGRA        1,735   1,518   14   1,017    910   12     718    608   18

    -ALLIANCE
     REVENUE
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       and Rebif)  1,596   1,379   16   1,302  1,119   16     294    260   14

    CAPSUGEL         436     409    6     177    177   --     259    232   11

    ANIMAL HEALTH  1,119   1,021   10     504    448   12     615    573    7

    CONSUMER
     PRODUCTS      2,530   2,354    7   1,780  1,655    8     750    699    7

    -CONSUMER
     HEALTHCARE
     PRODUCTS      2,530   2,354    7   1,780  1,655    8     750    699    7


    + - Represents the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals.

    *  - Represents direct sales under license agreement with Eisai Co., Ltd.

    ** - Represents direct sales under license agreement with Pharmacia
         Corporation.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.

PFIZER INC
SUPPLEMENTAL INFORMATION


SHARES OUTSTANDING AND REPORTED EPS INFORMATION:     FY02       FY01
Shares Outstanding (millions) - Basic EPS          6,155.5    6,239.1
Basic EPS                                            $1.48      $1.25
Basic EPS Excluding the Cumulative Effect of a Change
  in Accounting Principle, Certain Significant Items,
  and Merger-Related Costs                           $1.61      $1.34

Shares Outstanding (millions) - Diluted EPS        6,241.4    6,361.4
Diluted EPS                                          $1.46      $1.22
Diluted EPS Excluding the Cumulative Effect of a Change
  in Accounting Principle, Certain Significant Items,
  and Merger-Related Costs                           $1.59      $1.31

QUESTIONS:

Q1) What is the status of the Adams, Schick-Wilkinson Sword, Tetra, and women's health businesses?

A1)On December 17, 2002, we completed the sale of the Tetra aquarium and pond-supplies business for $238.5 million to The Triton Fund, an independent European private equity fund. Net income for the Tetra business, as well as a gain on the sale of the business, net of tax, is reflected in discontinued operations in the consolidated statement of income for the full year 2002.
In December 2002, Pfizer agreed to sell the Adams confectionery-products business for $4.2 billion in cash to Cadbury Schweppes plc. In January 2003, Pfizer agreed to sell the Schick-Wilkinson Sword shaving-products business for $930 million to Energizer Holdings, Inc. Pfizer has decided to divest three women's health product lines-FemHRT hormone replacement therapy and the Loestrin and Estrostep contraceptive lines. 2002 and 2001 net income for the Adams confectionery-products business, the Schick-Wilkinson Sword shaving-products business, and the women's health product lines is reflected in discontinued operations in the consolidated statement of income. The Adams, Schick-Wilkinson Sword, and women's health divestitures are expected to close in the first half of 2003. Full-year 2002 and 2001 revenues and net income for these businesses are reflected below:

   ($ Millions)                            Revenues         Net Income
                                       2002   2001      2002    2001
Tetra Fish-Care                        $187   $181       $21    $15
Adams Confectionery                   1,857  1,880       155    112
Schick-Wilkinson Sword Shaving          653    632        52     45
FemHRT/Loestrin/Estrostep               211    265        44      43
Other Previously Discontinued
   Businesses                            --     --         6     36
Operating Results from
   Discontinued Businesses           $2,908  $2,958     $278    $251
Gain on Sale of Discontinued
   Business (Tetra Fish-Care)            --      --       77      --
Total Discontinued Operations        $2,908  $2,958     $355    $251

Q2)  Describe the impact of the sale of businesses on 2003 expectations.

A2) Discontinued businesses generated income from operations-net of $278 million, or $.05 per diluted share, in 2002, excluding the gain on the sale of Tetra. Due to the divestiture of Tetra and the expected loss of a partial-year contribution of the Adams and Shaving Products businesses and the women's health products in 2003 (in part offset by interest income on the proceeds from their sale), Pfizer's 2003 EPS forecast on a stand-alone basis, excluding certain significant items and merger-related costs, has been reduced by $.04 to approximately
$1.80.

Future uses of the funds from the divestiture of these operations include redeployment in Pfizer's core human pharmaceutical, consumer healthcare, and animal health businesses and/or the purchase of Pfizer common shares. Subsequent to the Pharmacia acquisition announcement, Pfizer announced a $16 billion stock-purchase plan, which is expected to be completed in 2003.

In addition, Pfizer's future rate of revenue growth and level of margin expansion should benefit. In 2002, discontinued operations realized a revenue decline of 2% and an operating margin (income before taxes excluding other income/deductions-net, divided by revenues) of 15%.

Q3) What assumptions is Pfizer making about U.S. patent protection in its earnings guidance as a stand-alone company for 2003?

A3) The earnings guidance for 2003 stated in A2 above assumes that Pfizer will maintain U.S. marketing exclusivity for the full year for all of its major currently patent-protected human pharmaceutical products, except for Accupril, Minipress XL, and Cerebyx.

Q4) What significant advances were achieved by Pfizer's product portfolio during the past quarter?

A4) Pfizer had several events in the quarter that will enhance sales of existing products and strengthen the future product portfolio:

--- Food and Drug Administration (FDA) approval of Zyrtec to treat year-round allergic rhinitis and chronic idiopathic urticaria in infants as young as six months of age
---FDA approval of Relpax for the acute treatment of migraine
---FDA approval of Lipitor for the treatment of familial hypercholesterolemia in children 10 to 17 years
---An FDA approvable letter for Zoloft's use in social anxiety disorder ---Agreement to jointly develop and commercialize indiplon for insomnia with Neurocrine Biosciences
---Agreement to jointly develop and commercialize Macugen for the wet form of macular degeneration and diabetic macular edema with Eyetech Pharmaceuticals
---Reconfirmation in the ALLHAT trial of the efficacy and safety profile of Norvasc
---Demonstration in the EVIDENCE trial that Rebif is more effective than Avonex in reducing relapses and active brain lesions in patients with relapsing remitting multiple sclerosis over 24 and 48 weeks of treatment
---Reconfirmation of the gastrointestinal and cardiovascular safety of Bextra in studies presented at the American College of Rheumatology

Q5) What factors contributed to Pfizer's strong performance in the fourth quarter?

A5) In the quarter, the company achieved revenue growth of 14%, driven by strong demand for both in-line and newly launched products across major businesses and regions, as well as 1% favorable exchange effects.
Revenue growth for Pfizer's human pharmaceutical, animal health, and consumer healthcare businesses was 15%, 8%, and 2%, respectively. Double-digit revenue growth of 14% was achieved both in the U.S. and international markets. Net income and diluted earnings per share, excluding certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle, increased 40% and 45%, respectively. In addition to the strong revenue performance, income and diluted EPS growth reflected increases in selling, informational and administrative expenses and research and development expenses of 4% in aggregate, reflective, in part, of spending levels for the same period in the prior year.

Q6) What factors contributed to the performance of Pfizer's pharmaceutical business?

A6) Pfizer's human pharmaceutical sales grew 15% in the fourth quarter, representing growth that was broad-based and balanced between U.S.
(+16%) and international (+14%) operations. Double-digit revenue growth was achieved in the U.S., Japan, Germany, the U.K., Spain, Canada, and other markets. An industry-record ten products that Pfizer markets or co-promotes achieved more than $1 billion in 2002 sales.
These products (Lipitor, Norvasc, Zoloft, Neurontin, Viagra, Zithromax, Celebrex, Zyrtec, Diflucan, and Aricept), representing 85% of Pfizer's human pharmaceutical revenues, achieved growth in Pfizer revenue in aggregate of 15% in 2002. For the twelve months ending September 2002, the most recent period for which twelve-month audit data are available, Pfizer's pharmaceutical sales exceeded market growth in nine of the ten largest markets.

Q7)   What is the status of the Pharmacia acquisition?

A7) We have largely completed transition planning for the acquisition, which involved teams of hundreds of Pfizer and Pharmacia colleagues across all business divisions and functions on a global basis. We have made progress in continuing discussions with the European Commission's Merger Task Force (MTF) and the U.S. Federal Trade Commission (FTC) on the proposed merger between Pfizer and Pharmacia. The remaining open matters with both the MTF and the FTC have been narrowed to a relatively small number of issues. In December, both Pfizer and Pharmacia shareholders overwhelmingly approved the acquisition. We continue to expect that the acquisition will close in the first quarter of this year. We will provide an update of Pfizer's financial projections including Pharmacia soon after the transaction closes, incorporating Pharmacia's operating contribution, the level of cost synergies, and other factors.

Q8) What was the impact on Pfizer's continuing revenues from volume, price changes, the effects of foreign exchange, and the 2001 accounting harmonization?

A8)                                                      4Q02        FY02
Volume                                                   13.1%      11.9%
Price                                                     0.0%       0.3%
Revenue Growth Excluding Accounting    Harmonization
   and Foreign Exchange                                  13.1%      12.2%
Foreign Exchange                                          1.0%       0.0%
Revenue Growth Excluding Accounting Harmonization        14.1%      12.2%
Accounting Harmonization                                  0.0%      (0.7%)
Total Reported Revenue Growth                            14.1%      11.5%

Changes in foreign exchange rates had a positive effect on revenues in the fourth quarter of $85 million, primarily due to the weakening of the dollar relative to the euro and British pound, offset in part by the devaluation of several Latin American currencies. Foreign exchange had a nominal impact on revenues for the full year.

Q9)   How have sales of Lipitor progressed?

A9) Worldwide sales of Lipitor increased to $2.317 billion in the fourth quarter, growth of 23% compared to the same period in 2001. Lipitor is the most widely prescribed statin for lowering cholesterol and the most widely prescribed pharmaceutical product of any kind in the world. Full-year sales totaled $7.972 billion, an industry record for annual sales of a single pharmaceutical product. Lipitor has gained wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range. The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving over 80,000 patients and in more than 36 million patient years of therapy. In November, Lipitor received FDA approval for the treatment of familial hypercholesterolemia in children 10 to 17 years of age.

The initial results from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) showed that Lipitor provided a significant benefit in reducing fatal and non-fatal heart attacks as well as strokes. The study, which involved nearly 20,000 patients with high blood pressure and at least three other cardiovascular risk factors, was designed to compare the effects of newer antihypertensive medicines with standard therapies in reducing cardiac events. As a result of a significant benefit demonstrated by Lipitor, the independent ASCOT steering committee decided to stop the Lipitor portion of the study earlier than expected to permit patients on placebo to have the option of statin therapy.

There is a significant opportunity for further growth, primarily through expansion of the statin market. It is estimated that 54 million Americans are in need of medical therapy for high cholesterol, but less than one-third of these people are actually receiving treatment. Up to 150 million people worldwide with high cholesterol are either not diagnosed or not meeting their cholesterol goals with treatment.

Q10)   What was the reason for the continued sales growth of Norvasc?

A10) Norvasc sales grew 11% in the fourth quarter of 2002 to $1.066 billion, compared to the same period in 2001. With full-year sales of $3.846 billion in 2002, Norvasc was the fourth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. Norvasc has been studied in over 400,000 patients and has experienced 28 billion patient-days of therapy worldwide.

In December 2002, the National Heart Lung and Blood Institute published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. The results of ALLHAT, which involved over 42,400 high-risk hypertensive patients nationwide, support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients as well as the importance of lowering elevated blood pressure. Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. Most hypertensive patients-60% in the study-require multiple medications to reach their targeted blood-pressure goal, showing the importance to doctors of having a range of medications available. Fewer Norvasc patients in the study required multiple medicines to achieve their goals. Norvasc also was shown to be well tolerated, and more Norvasc patients remained on treatment than those assigned to chlorthalidone. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer.

Q11)   What is the status of Lipitor/Norvasc dual therapy?

A11) We expect the Lipitor/Norvasc dual therapy for patients with both high cholesterol and high blood pressure to be filed in 2003 and to be available to patients in 2004.

Q12)   How is Celebrex performing?

A12) Celebrex is the #1 branded non-steroidal anti-inflammatory drug (NSAID) and the #1 COX-2-specific inhibitor in the world. Pfizer and Pharmacia Corporation, the company that discovered and developed Celebrex, co-promote this product in more than 60 countries. In the countries where Pfizer and Pharmacia co-promote Celebrex, Pharmacia records sales and Pfizer records a portion of revenue as alliance revenue. In certain other countries, Pfizer directly records sales of the product.

The product provides relief of a variety of painful conditions, including the pain and inflammation of osteoarthritis (OA), adult rheumatoid arthritis (RA), acute pain, and primary dysmenorrhea in adults. In addition, Celebrex is approved to reduce the number of adenomatous colorectal polyps in familial adenomatous polyposis-a rare and devastating genetic disease that may result in colorectal cancer-as an adjunct to usual care. Celebrex provides strong efficacy, excellent tolerability, and a proven safety profile. Celebrex is now the COX-2-specific inhibitor approved to treat the broadest range of conditions.

The Celebrex launch remains the most successful launch of any drug in the history of the pharmaceutical industry. Celebrex is currently receiving more than 2.1 million total prescriptions a month in the U.S., which makes it the #1 prescribed arthritis brand in that market. Through yearend 2002, about 26 million U.S. total prescriptions had been written for Celebrex. Pharmacia and Yamanouchi jointly submitted an NDA for Celebrex in Japan in December 2002.

Q13)   How is Bextra performing?

A13) Bextra was launched in the U.S. in April 2002 for the relief of pain and inflammation of OA, adult RA, and primary dysmenorrhea. Since the launch of Bextra, U.S. physicians have dispensed more than 4.4 million prescriptions to an estimated 2.2 million arthritis and dysmenorrhea patients. In December 2002, Bextra achieved an 8% share of new prescriptions of the NSAID market. Celebrex and Bextra together achieved a share of 25%. Pfizer and Pharmacia, the company that discovered and developed Bextra, co-promote this product in most major world markets. In the countries where Pfizer and Pharmacia co-promote Bextra, Pharmacia records sales and Pfizer records a portion of revenue as alliance revenue. In certain other countries, Pfizer directly records sales of the product.

Bextra offers once-daily dosing for OA and RA patients. The product has a significantly lower incidence of endoscopically detected gastroduodenal ulcers versus traditional NSAIDs (naproxen, ibuprofen, and diclofenac) and significantly less dyspepsia versus naproxen. In controlled comparative arthritis trials of up to 26 weeks, Bextra in daily doses of 10 mg or 20 mg demonstrated an incidence of edema and hypertension similar to comparator NSAIDs.

Following discussions with the FDA, the label was revised in November to include a contraindication to the use of Bextra in patients who have demonstrated allergic-type reactions to sulfonamides, statements in the "warnings" section regarding serious skin and anaphylactoid reactions, and information in the post-marketing experience section about hypersensitivity and skin reactions captured as part of the drug safety monitoring program for Bextra. The companies initiated this label change based on rare spontaneous reports of serious skin and immune-system reactions in patients taking Bextra since it was introduced to the U.S. market. Some of these cases occurred in patients reported to have previously experienced allergic-type reactions to drugs containing sulfonamides. Celebrex, Vioxx, and most NSAIDs carry similar warnings regarding hypersensitivity and potential skin reactions.

The Committee for Proprietary Medicinal Products in Europe has reconfirmed the positive opinion it issued for Bextra in July 2002. We expect to secure marketing authorization for Bextra in Europe during 2003.

Q14)   How did Zoloft perform?

A14)   Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
(SSRI) for the treatment of depression and other mental disorders, increased 20% to $775 million in the fourth quarter, compared to the same period in 2001. Zoloft is the most-prescribed SSRI in the U.S.
The product has sustained strong growth globally notwithstanding the launch of generic SSRIs, including fluoxetine in the U.S. and paroxetine and citalopram elsewhere. Throughout 2002, Zoloft's growth rate was comparable to the market in terms of usage in the U.S. and other key markets.

Zoloft has proven efficacy, safety, and tolerability across a broad range of depression and anxiety disorders and has the most approved indications in the U.S. market across this range of disorders. This is important from a clinical perspective, as there is significant co-morbidity between depression and anxiety disorders: 50% of patients with depression also have an anxiety disorder during a 12-month period.

Depression affects approximately 20 million Americans and significant numbers of patients in other countries. Data recently presented at the annual meetings of the European College of Neuropsychopharmacology
(ECNP) and the American College of Neuropsychopharmacology (ACNP) continue to demonstrate Zoloft's utility across a wide range of depressed patient types, including patients of diverse ages (the elderly, children, and adolescents) and patients with medical illness (including stroke and recent myocardial infarction). Data were submitted to the FDA in December 2001 describing two trials in pediatric depression (which qualified Zoloft for a six-month patent extension).

Anxiety disorders for which Zoloft is approved include panic disorder, obsessive-compulsive disorder (OCD) in adults and children, and post-traumatic stress disorder (PTSD) in adults. These anxiety disorders affect approximately 15 million Americans. In 2002, Zoloft received labeling in the U.S. describing the results of long-term studies demonstrating the usefulness of Zoloft in the maintenance treatment of panic disorder and OCD. Zoloft is the only medicine approved for the long-term treatment of PTSD, further highlighting Zoloft's strong efficacy in the long term across a range of anxiety disorders. Long-term treatment is important, as these disorders are chronic and debilitating. Zoloft is also indicated for both the acute and long-term treatment of OCD in children and adolescents.

In May 2002, Zoloft also received approval for the treatment of pre-menstrual dysphoric disorder, with both continuous and luteal-phase dosing regimens available. Filings for Zoloft's use in social anxiety disorder are in preparation worldwide. Pfizer received an approvable letter for an indication in social anxiety disorder from the FDA in November and is expecting approval soon. Social anxiety is a chronic anxiety disorder affecting approximately 10 million Americans. Recent data were presented for the first time at both ECNP and ACNP on Zoloft's efficacy, safety, and tolerability in the treatment of generalized anxiety disorder.

Q15)   How did Neurontin perform?

A15) Sales of Neurontin increased 36% to $676 million in the fourth quarter, compared to the same period in 2001. Almost 10 million patients have been prescribed Neurontin in the U.S. since its approval in 1994. Neurontin is available in more than 100 countries.

Neurontin has also been approved in more than 60 markets for treatment of a range of neuropathic pain conditions. Neurontin was approved by the FDA in May 2002 for the management of post-herpetic neuralgia
(PHN). PHN is most commonly described as pain in the area affected by herpes zoster persisting at least three months after healing of the skin rash. Herpes zoster is a painful viral infection also known as shingles. In the U.S. alone, more than one million new cases of herpes zoster are diagnosed each year. Approximately 10-15% of all patients with herpes zoster develop PHN, which, once established, can persist for many years. Neurontin is the first oral medication approved in the U.S. for this condition.

Q16)   How did Zithromax perform?

A16) Zithromax sales increased 5% to $587 million in the fourth quarter compared to the same period in 2001. Zithromax continues to be the number one branded antibiotic in both oral-solid and liquid-suspension formulations in the U.S. Its U.S. market-share growth increased 1.5 and 1.8 percentage points for the oral-solid and liquid-suspension formulations, respectively, during the past year. It is the second-largest-selling antibiotic worldwide. The product is recognized by physicians for its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children. In September 2002, Pfizer launched the new Zithromax Tri-Pak dosage form, the first and only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease
(COPD), with Zithromax given at a dose of 500 mg once daily. COPD is responsible for 500,000 hospitalizations in the U.S. per year. Intravenous formulations of Zithromax were approved in Italy and Spain during the fourth quarter.

Q17)   What factors account for Viagra's performance?

A17) Viagra is the world's most recognized pharmaceutical brand. Worldwide sales of Viagra for erectile dysfunction (ED) grew 18% to $491 million in the fourth quarter, compared to the same period in 2001. The product is among the most widely prescribed medications, with over 120 million prescriptions having been written since launch by nearly
600,000 physicians for more than 20 million men worldwide, including 12 million men in the U.S. About half of American men aged 40 to 70 are affected with ED to some degree.

Viagra allows many men with ED to achieve erections, leading to an improvement in their sexual health. New data highlight Viagra's fast onset of action and continue to confirm efficacy and safety after almost five years on the market.

---  New data from a recently completed study designed to assess
Viagra's onset of action showed that Viagra works in as little as 14 minutes in some patients and in about a half hour in most.

--- New data recently appearing in an article in the Journal of the American Medical Association showed that Viagra was effective in treating men with antidepressant-associated sexual dysfunction. These improvements in sexual health can lead to better compliance with antidepressant therapy.

--- The largest post-marketing study to date involving more than 22,000 patients by an independent academic research unit confirmed Viagra's efficacy and safety profile.

Q18)   How did Diflucan perform?

A18) Diflucan remains the leading systemic antifungal in the world. Sales of Diflucan increased 9% to $318 million in the fourth quarter, compared to the same period in 2001. This sales growth, after 14 years on the market, reflects the unique features and benefits of Diflucan and the medical need that it continues to fulfill. It treats systemic fungal infections, often present in critically ill hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. Diflucan is also effective as a single-dose oral treatment for vaginal candidiasis.

   The Diflucan Partnership was developed to offer Diflucan at no charge to HIV/AIDS patients in the 50 least-developed countries where HIV/AIDS is most prevalent, as identified by the United Nations. Patient numbers and clinical sites continue to increase, with more than 2 million doses dispensed and more than 27,000 prescriptions processed. The program has now been launched in about a dozen countries. In the 50 least-developed countries with an HIV prevalence of greater than one percent, roughly 12 million people are reported to be infected with HIV/AIDS. Although Diflucan is not a treatment for HIV/AIDS, it has proven highly effective in treating two opportunistic infections, cryptococcal meningitis and esophageal candidiasis, that afflict large numbers of people with AIDS. Cryptococcal meningitis is a life-threatening brain infection caused by the yeast Cryptococcus neoformans. Of those suffering from untreated meningitis, the mortality rate is more than 90%.

Q19)   What  factors are driving Zyrtec's growth?

A19) Sales of Zyrtec, a leading prescription antihistamine in the U.S., grew 7% to $314 million in the fourth quarter, compared to the same period in 2001. In November, seven years after launch, Zyrtec achieved $1 billion in annual sales in the U.S. Zyrtec provides twice the symptom relief versus Claritin as demonstrated in two two-day pollen chamber studies. Among established prescription antihistamines, Zyrtec continues to be the fastest-growing in new prescriptions in the U.S.
This growth can be attributed to strong performances by Zyrtec syrup and Zyrtec-D 12 Hour. Zyrtec-D 12 Hour is the only prescription oral antihistamine/decongestant combination medicine approved to treat both year-round indoor and outdoor allergies as well as nasal congestion.
With 30% of all allergy sufferers also experiencing nasal congestion, and with decongestant combinations accounting for about one fifth of total U.S. antihistamine prescriptions, a significant opportunity exists for Zyrtec-D. It is the number one antihistamine prescribed by doctors for chronic idiopathic urticaria (hives).

In November 2002, Zyrtec received FDA approval to treat year-round allergic rhinitis and chronic idiopathic urticaria in infants as young as six months of age. That expands on the existing Zyrtec pediatric indication for seasonal and perennial allergic rhinitis and urticaria for children aged two to 11 years. Zyrtec is now the first and only antihistamine-Rx or OTC-approved for use in infants as young as six months old. Zyrtec is already the number one antihistamine product prescribed by pediatricians.

Q20)   How is Aricept performing?

A20) Aricept continues to lead the Alzheimer's disease (AD) market with a 70% worldwide market share, more than $1 billion of annual sales, and more than 1 billion cumulative patient days of therapy prescribed. Its market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability.

About 10% of people over 65 suffer from AD, including 4 million Americans. AD results in estimated direct costs of $29 billion a year and total costs of as much as $100 billion. Most of these costs are related to nursing-home care. The Delay to Nursing Home Placement study, expected to be published later this year, showed that AD patients who were treated with Aricept had a 21-month delay in nursing-home placement compared to patients who received no or limited Aricept. A study of patients from a large Medicare managed-care organization published in Managed Care Interface found that annual healthcare costs of community-based patients with AD treated with Aricept for more than nine months averaged about $4,200 less in direct costs than patients not receiving treatment.

Currently, approximately 1.3 million patients suffer from vascular dementia (VaD), cognitive decline following a stroke. VaD is second only to AD as the most common form of dementia in most parts of the world. In September 2002, Pfizer's co-marketing partner Eisai filed a supplemental New Drug Application for the use of Aricept in the treatment of VaD. This submission is based on the results of two large pivotal studies designed to evaluate the efficacy and safety of Aricept in more than 1,200 VaD patients.

Q21)   How is Geodon performing?

A21) Sales of Geodon (marketed as Zeldox in some markets) totaled $79 million in the fourth quarter of 2002, up 103% compared to the same period in 2001. Geodon has been prescribed for over 250,000 patients worldwide. It has been launched in Sweden, Germany, the U.S., and 21 other markets. In the U.S., Geodon has become widely accepted on the formularies of all state Medicaid programs, the Veterans Administration, and more than 1,200 hospitals. In Germany, where Geodon was launched in May 2002, it has established its position as the most successfully launched atypical antipsychotic.

In clinical trials, Geodon was shown to be as effective as Risperdal and Zyprexa in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than Risperdal and significantly less weight gain and other metabolic indices (lipid levels, glucose control) than Zyprexa. Movement disorders and significant weight gain are distressing and stigmatizing to patients and often result in non-compliance. Patients who gain weight may also be at greater risk for cardiovascular complications such as increased lipid levels and poor glycemic control. Studies where patients have been switched to Geodon from other atypicals show significant improvement after the switch. Other analyses in institutional settings show significant cost savings for institutions after the switch from Zyprexa to Geodon.

The intramuscular (IM) formulation of Geodon was launched in September in the U.S., where it is the first atypical antipsychotic medicine with an IM formulation and approved for treating acute agitation in schizophrenia. Acute agitation is one of the most common psychiatric emergencies and is characterized by uncooperative or even violent behavior. IM medicines are important in this setting because of their rapid onset of action. Geodon for Injection has demonstrated superior efficacy and low incidences of movement disorders compared to Haldol IM, currently the most widely used IM antipsychotic. Geodon also allows for continuity of care, as patients with acute agitation are rapidly controlled with the IM formulation and then make a smooth transition to oral Geodon.

Pfizer is also studying Geodon in mania. The Company submitted a filing to the FDA in October 2002 for an oral-suspension dosage form.

Q22)   What is the status of Relpax?

A22) Relpax, an oral 5-HT 1b/1d agonist for the acute treatment of migraine, had sales of $6 million in the fourth quarter and $16 million for the full year of 2002. To date, Relpax has been launched in 24 countries, including most of Europe and Japan. In December 2002, Relpax was approved by the FDA. Pfizer plans to launch the product in the U.S. in the first quarter of 2003.

Relpax has been shown to be effective across an extensive clinical-trials program involving more than 9,000 patients and more than 70,000 migraine attacks. A publication in the October issue of Neurology demonstrates Relpax's excellent relief of migraine pain and associated symptoms (nausea, sensitivity to light and sound) and rapid improvement in patient functioning. While an estimated 28 million Americans-one in five women and one in 15 men-experience migraines, this disorder remains substantially underdiagnosed and undertreated. Most migraine sufferers are between the ages of 30 and 50, the most productive years of life. Migraines cost American employers about $13 billion annually because of missed workdays and lost productivity.

Q23)   What is the current status of Pfizer's new antifungal Vfend?

A23) Worldwide sales of the new antifungal Vfend were $29 million in the quarter and $42 million for the full year of 2002. Vfend was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. In the U.S., Vfend is indicated for primary treatment of acute invasive aspergillosis and salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp. In Europe, Vfend is also approved for the treatment of fluconazole-resistant serious invasive Candida infections (including C. krusei). In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis, a deadly fungal infection occurring in immunocompromised patients, 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin
B. Additionally, Vfend offered patients a 22% relative survival benefit versus amphotericin B. The number of hospitalized patients at risk for serious fungal infections is growing as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment.

Vfend can be administered both orally and intravenously, unlike most currently available treatments, which are available in intravenous form only. This allows patients to step down in therapy from intravenous to oral administration and potentially allows the patient to be discharged from the hospital sooner.

Q24)   What is the status of Spiriva?

A24) Spiriva, discovered and developed by Boehringer Ingelheim (BI) and co-promoted by Pfizer and BI, is the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease
(COPD) and a significant advance over other treatment options. Spiriva was approved by regulatory authorities in Europe in April 2002 and in Canada in November 2002. The product has now been launched in 13 countries, including Germany, Canada, and the U.K., and is very well received in the market. The global roll-out will continue in 2003, with 18 launches planned. In September 2002, an advisory committee to the FDA recommended that Spiriva be approved for the long-term, once-daily maintenance treatment of bronchospasm associated with COPD.

COPD is a chronic respiratory disorder that includes chronic bronchitis and emphysema and is characterized by limited airflow accompanied by symptoms such as dyspnea (shortness of breath), cough, wheezing, and increased sputum production. In the U.S. alone, there are approximately 17 million sufferers of COPD, although up to 50% remain undiagnosed. Patients often suffer symptoms for many years before being diagnosed and getting appropriate treatment. It is estimated that one in five smokers will develop COPD, which is the fifth-leading cause of death worldwide and the fourth-leading cause of death in the U.S. Data from clinical trials involving more than 3,000 patients worldwide have demonstrated that Spiriva is highly effective in providing sustained bronchodilation and is well tolerated, with dry mouth as the main side effect. In December 2002, a large clinical trial (UPLIFT-Understanding the Potential for Long-term Impacts with Tiotropium) was initiated to better characterize the long-term health benefits of Spiriva. UPLIFT will enroll up to 6,000 patients from 37 countries.

Q25)   What is the status of Pfizer's co-promotion of Rebif with Serono?

A25) In July 2002, Pfizer and Serono announced an agreement to co-promote Serono's multiple sclerosis (MS) treatment Rebif in the U.S., and Pfizer sales representatives began promoting Rebif in October 2002. MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults. MS affects approximately 350,000 Americans. While symptoms can vary, the most common include blurred vision, numbness or tingling in the limbs, and problems with strength and coordination. The relapsing forms of the disease are the most common forms of MS. Rebif has been shown to decrease the frequency of clinical exacerbations and delay the accumulation of physical disability associated with relapsing forms of MS.

Data from the EVIDENCE study, published in a recent edition of the journal Neurology, showed that Rebif was more effective than Avonex in reducing relapses and active brain lesions in patients with relapsing remitting MS over 24 and 48 weeks of therapy. The study, which involved 677 patients with relapsing remitting MS, showed that 75% of patients who received Rebif did not have a relapse after 24 weeks of treatment compared to 63% of patients treated with Avonex. The improvement was sustained at 48 weeks, at which point 62% of Rebif patients were relapse-free, as compared to 52% of Avonex patients.

Q26)   What is the status of the Pfizer for Living Share Card program?

A26) On January 15, 2002, we launched an innovative prescription benefit program called the Pfizer for Living Share Card. The program is designed to help a targeted group of patients access tools to manage their health. The program includes three elements: a membership card that enables patients to receive up to a 30-day supply of only a Pfizer medicine for $15, a help line to assist low-income senior citizens in learning about other healthcare services and benefits, and easy-to-read health information on 16 common medical conditions.

The Pfizer Share Card is available to Medicare enrollees with annual gross incomes of less than $18,000 ($24,000 for couples) who lack prescription-drug coverage or who are not eligible for Medicaid or any other publicly funded prescription benefit programs. The projected financial impact of this program is included in Pfizer's current revenue and earnings growth guidance.

The response to the Share Card has been overwhelmingly positive. The Pfizer Share Card can be used at more than 50,000 retail pharmacies nationwide, representing 97% of all U.S. pharmacies. Since the program's announcement, the Share Card call center has:

---  Received more than 1.5 million inquiries
---  Received more than 825,000 requests for applications
---  Reviewed more than 339,000 completed applications
--- Enrolled more than 269,000 members, and --- Filled more than 1 million Pfizer prescriptions

Q27)   How did the Animal Health business perform?

A27) In the fourth quarter, Animal Health sales increased 8% to $325 million, compared to the same period in 2001. Our companion-animal products Revolution, Clavamox, and Synulox and our livestock medicine RespiSure/Stellamune showed strong growth. Full-year revenues increased 10% to $1.119 billion.

Q28)   How did Pfizer's Consumer Healthcare business perform?

A28) Sales of Consumer Healthcare (CHC) products grew 2% to $637 million in the fourth quarter of 2002, compared to the same period in 2001. The rate of growth was negatively impacted by initial trade stocking of Listerine PocketPaks in 2001. Visine eye-care products and the Lubriderm skin-care lines both delivered double-digit growth during the quarter. Full-year CHC sales increased 7% to $2.530 billion.

Q29)   What caused the 4% increase in cost of sales in the quarter?

A29) Cost of sales increased 4% in the quarter, compared to a 14% increase in net sales, mainly due to favorable business, geographic, and product mix, as well as manufacturing cost improvements.

Q30) How was 2002 impacted by costs associated with the mergers of Warner-Lambert and Pharmacia? What are the results and outlook for expense synergies relating to both transactions?

A30) Pfizer incurred $630 million in restructuring and other merger-related costs in continuing operations in 2002. Pre-integration costs associated with the Pharmacia acquisition accounted for $98 million of this total. Integration, restructuring, and transaction costs of $2.8 billion (excluding costs associated with the termination of the failed Warner-Lambert/American Home Products merger) have been recorded from the close of the Warner-Lambert transaction to date. Costs associated with the Warner-Lambert transition are essentially complete and the total is consistent with previous estimates.

Synergies associated with the Warner-Lambert acquisition totaled $1.8 billion in 2002-$200 million more than the original projection of $1.6 billion. Pfizer's estimate of forecasted cost savings associated with the Pharmacia acquisition will be provided shortly after the close of the transaction.

Q31) What were the principal factors affecting other (income)/deductions-net?

A31)   ($ millions)                            Fourth Quarter   Full Year
      (Income)/Deductions                     2002   2001      2002    2001
Net Interest Income                    ($37)   ($61)    ($131)   ($273)
Co-Promotion Charges                     --     --         32     206
Gains on the Sales of Research-
  Related Equity Investments             --     --          --    (17)
Write-Down of Equity Investments         17     --         45      --
Asset Impairment Charges                 18     --         18      --
Amortization of Goodwill and Other
   Intangibles                            4     29         28      94
Gains on the Sales of Product Lines     (14)    --        (34)     --
Various Litigation Matters               --     --         15      --
Other                                   (32)   (18)       (93)   (105)

Other (Income)/Deductions-Net          ($44)  ($50)     ($120)   ($95)

The reduction in interest income is primarily a factor of significantly lower short-term interest rates in 2002 versus 2001, partially offset by larger invested balances. Amortization of goodwill and intangibles is lower in 2002 versus 2001 as a result of the adoption of SFAS No. 142-Goodwill and Other Intangible Assets (see Q&A 33).

Q32)   What is the status of Pfizer's share-purchase program?

A32) In June 2002, the company announced a new authorization to purchase up to $10 billion of the company's common stock. This program was increased to $16 billion after the Pharmacia acquisition announcement and is expected to be completed during 2003. During the fourth quarter of 2002, approximately 8.6 million shares were purchased under the new authorization, at a total cost of about $270 million. To date, approximately 102 million shares have been purchased under this authorization, at a total cost of about $3 billion.

Q33) How did changes to accounting regulations impact Pfizer's 2002 results?

A33) On January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS No. 142, intangible assets with indefinite lives and goodwill are no longer amortized but are subject to annual impairment tests. Separable intangible assets with finite lives continue to be amortized over their useful lives. In the second quarter of 2002, we determined and recorded, retroactive to the beginning of 2002 in accordance with accounting principles generally accepted in the United States of America, a non-cash pretax charge of $536 million for the impairment provisions as they relate to goodwill in the Animal Health business. In the first quarter of 2002, we recorded a non-cash charge of $29 million for the impairment provisions as they relate to identifiable intangible assets in the consumer products ($25 million) and pharmaceutical ($4 million) segments. The aggregate amount of these charges for 2002, $565 million ($410 million after tax), is reported as a one-time cumulative effect of a change in accounting principle.

Q34)   What is the status of Pfizer's pension plans?

A34) Pfizer maintains pension plans in the U.S. and abroad in accordance with local laws and regulations. In 2002, we made voluntary contributions in excess of $600 million to our pension plans in major markets. In the U.S., we have established defined-benefit pension plans in accordance with ERISA and have traditionally contributed the maximum allowed by the IRS-an amount significantly above government-mandated minimum funding requirements. At this time, our ERISA plans do not require additional funding, and assets are sufficient to meet current benefit obligations. Our assumption for the expected long-term rate of return on assets in our U.S. plans is 9% for 2003. The discount rate used in calculating the Company's U.S. pension expense for 2003 is 6.9%.
Q35)   When is Pfizer's conference call?

A35) Pfizer will be holding a conference call for analysts and investors to discuss fourth-quarter earnings at 1:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (www.pfizer.com) and will be archived for five days thereafter.